Exhibit 99.1

Eclipse Resources Corporation Announces Termination of its Offer to Exchange Outstanding 8.875% Senior Notes due 2023 for New 9.00% Senior Second Lien Notes due 2023

State College, Pennsylvania, February 12, 2016 – (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE:ECR) (“Eclipse Resources” or the “Company”) announced today that it has terminated its previously announced private offer to eligible holders to exchange (the “Exchange Offer”) any and all of the Company’s outstanding 8.875% Senior Unsecured Notes due 2023 (the “Existing Notes”) for the Company’s new 9.00% Senior Secured Second Lien Notes due 2023 (the “Second Lien Notes”).

The Exchange Offer was set to expire at 11:59 p.m., New York City time, on February 18, 2016 (the “Expiration Date”). Prior to the Expiration Date, the Company elected to terminate the Exchange Offer pursuant to the terms and conditions set forth in the Company’s confidential offering memorandum, dated January 21, 2016. As a result of the termination of the Exchange Offer, no Existing Notes will be accepted for exchange, and all Existing Notes tendered and not previously withdrawn pursuant to the Exchange Offer will be promptly returned to their respective holders.

Eligible holders of the Existing Notes may contact the information agent for the Exchange Offer, D.F. King & Co., Inc., at (800) 511-9495 (toll-free) or (212) 269-5550 (for banks and brokers), or via the following website: http://www.dfking.com/ecr, with any questions regarding the termination of the Exchange Offer.

The Company may, from time-to-time and subject to market conditions, repurchase Existing Notes in open market or privately negotiated transactions.

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All statements, other than historical fact included in this press release, are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, natural gas liquids and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, natural gas liquids and oil reserves and in projecting future rates of production, cash flow and access to capital, risks associated with the Company’s level of indebtedness, the timing of development expenditures and the other risks described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Eclipse Resources Corporation

Douglas Kris, Vice President: Investor Relations, 814-325-2059

dkris@eclipseresources.com